As filed with the Securities and Exchange Commission on March 18, 2022

No. 333-259723

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genius Sports Limited

(Exact name of registrant as specified in its charter)

Island of Guernsey	7990	98-1583958
State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Genius Sports Group

9th Floor, 10 Bloomsbury Way

London, WC1A 2SL

Telephone: +44 (0) 20 7851 4060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald J. Puglisi

Puglisi & Associates

850 Library Avenue #204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff

Ross M. Leff

Aaron M. Schleicher

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telephone: (212) 446-4800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-259723)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-1 (File No. 333-259723) (the “Registration Statement”) is being filed as an exhibit-only filing solely to include as an exhibit WithumSmith+Brown, PC’s consent (the “Consent”) to the use of its report dated March 18, 2022, with respect to the consolidated financial statements of Genius Sports Limited (the “Company”) included in the Prospectus Supplement No. 2 dated March 18, 2022 filed pursuant to Rule 424(b)(3). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 8 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Item 8.	Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Description

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Genius Sports Limited.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on March 18, 2022.

GENIUS SPORTS LIMITED

By:	/s/ Mark Locke
Name: Mark Locke
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 has been signed by the following persons on March 18, 2022 in the capacities indicated:

Name	Title

/s/ Mark Locke Mark Locke	Chief Executive Officer and Director (Principal Executive Officer)

* Nicholas Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)

* David Levy	Chairman

* Albert Costa Centena	Director

* Gabriele Cipparrone	Director

* Niccolo de Masi	Director

* Harry L. You	Director

* Daniel Burns	Director

* Roxana Mirica	Director

* Kimberly Williams-Bradley	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

* /s/ Mark Locke
Mark Locke
Attorney-in-Fact